EXHIBIT 12

          DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   Six Months Ended   Year Ended
                                       April 30       October 31
                                    1997      1996       1996
                                   ----------------   ----------
                                     (In thousands of dollars)
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Earnings:
  Income of consolidated group
    before income taxes and
    changes in accounting         $793,079  $683,775  $1,286,634
  Dividends received from
    less-than-fifty-percent
    owned affiliates                 2,948     6,660       7,937
  Fixed charges net of
    capitalized interest           202,856   205,509     410,764
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Total earnings                    $998,883  $895,944  $1,705,335
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Fixed charges:
  Interest expense of
    consolidated group
    (includes capitalized
    interest)                     $198,661  $202,178  $  402,168
  Portion of rental charges
    deemed to be interest            4,298     3,331       8,596
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Total fixed charges               $202,959  $205,509  $  410,764
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Ratio of earnings to
   fixed charges*                     4.92      4.36        4.15

The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries plus dividends received from less-than fifty percent owned affiliates. "Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges excluding capitalized interest. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense which is deemed to be representative of the interest factor, and capitalized interest.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.





                                                      EXHIBIT 12

          DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   Year Ended October 31
                             1995        1994     1993     1992
                             ------------------------------------
                                 (In thousands of dollars)
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Earnings:
  Income of consolidated
    group before income
    taxes and changes
    in accounting         $1,092,751 $  920,920 $272,345 $ 43,488
  Dividends received from
    less-than-fifty-
    percent owned
    affiliates                 2,023      2,329    1,706    2,325
  Fixed charges net of
    capitalized interest     399,056    310,047  375,238  420,133
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Total earnings            $1,493,830 $1,233,296 $649,289 $465,946
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Fixed charges:
  Interest expense of
    consolidated group
    (includes capitalized
    interest)             $  392,408 $  303,080 $369,325 $415,205
  Portion of rental
    charges deemed to
    be interest                6,661      7,008    6,127    6,720
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Total fixed charges       $  399,069 $  310,088 $375,452 $421,925
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Ratio of earnings to
   fixed charges*              3.74        3.98     1.73     1.10